CUTLER LAW GROUP
             610  NEWPORT CENTER DRIVE, SUITE  800
                NEWPORT  BEACH,  CALIFORNIA  92660
                     (949) 719-1977                 M.  Richard  Cutler,  Esq.
                  FAX: (949) 719-1988               Vi Bui, Esq.
                   www.cutlerlaw.com                Cora Lo,  Esq.
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                   October 15, 2001


James Lopez
Beverly Singleton
Joe Foti
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

     RE:     CREATIVE HOST SERVICES, INC. ("CHST")
             POST-EFFECTIVE AMENDMENT NO. 1 TO FORM  S-3
             FILED  ON  JUNE 25, 2001
             FILE  NO.  333-50342

Gentlemen  and  Ladies:

     Creative Host Services, Inc. hereby withdraws Post-Effective Amendment No. 1 to its Form S-3 Registration Statement, File No. 333-50342, filed on June 25, 2001.

     Please  direct  any  further  inquiries  on this matter to the undersigned.

                                Very  Truly  Yours,

                                /s/ Cutler Law Group

                                Cutler Law Group